EXHIBIT 10.24
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IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re:                            :    Chapter 11
                                  :
AMFAC HAWAII, LLC, ET AL., (1)    :    Jointly Administered
                                  :    Case No. 02-07637
     Debtors.                     :
                                  :    Honorable Bruce W. Black




          FIRST AMENDED JOINT PLAN OF REORGANIZATION OF AMFAC
             HAWAII, LLC, CERTAIN OF ITS SUBSIDIARIES AND
        FHT CORPORATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


Brad B. Erens                     David S. Curry
JONES, DAY, REAVIS & POGUE        Richard G. Ziegler
77 West Wacker Drive              MAYER, BROWN, ROWE & MAW
Chicago, Illinois 60601           190 South LaSalle Street
(312) 782-3939                    Chicago, Illinois 60603
                                  (312) 782-0600

Richard M. Cieri
JONES, DAY, REAVIS & POGUE        SPECIAL COUNSEL FOR FHT
North Point                       CORPORATION
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

Dated:     May 10, 2002


--------------------

   (1) The Debtors are the following 10 entities: Amfac Hawaii, LLC, Amfac Holdings Corp., Amfac Land Company, Limited, FHT Corporation, Kaanapali Development Corp., Kaanapali Estate Coffee, Inc., KDCW, Inc., Pioneer Mill Company, Limited, The Lihue Plantation Company, Limited and Waikele Golf Club, Inc.

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION
           OF TIME AND GOVERNING LAW. . . . . . . . . . . .     1

     A.    RULES OF INTERPRETATION, COMPUTATION OF TIME AND
           GOVERNING LAW. . . . . . . . . . . . . . . . . .     1
     B.    DEFINED TERMS. . . . . . . . . . . . . . . . . .     1

ARTICLE II.TREATMENT OF UNCLASSIFIED CLAIMS . . . . . . . .     8

     A.    SUMMARY. . . . . . . . . . . . . . . . . . . . .     8
     B.    ADMINISTRATIVE EXPENSE CLAIMS. . . . . . . . . .     8
     C.    PRIORITY TAX CLAIMS. . . . . . . . . . . . . . .     9

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS
           AND INTERESTS. . . . . . . . . . . . . . . . . .     9

     A.    SUMMARY. . . . . . . . . . . . . . . . . . . . .     9
     B.    CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND
           INTERESTS IN THE AHI DEBTORS . . . . . . . . . .    10
     C.    CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND
           INTERESTS IN FHTC. . . . . . . . . . . . . . . .    14
     D.    SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS. .    16

ARTICLE IV.NON-CONSENSUAL CONFIRMATION. . . . . . . . . . .    16

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN . . . . . .    16

     A.    CONTINUED CORPORATE EXISTENCE. . . . . . . . . .    16
     B.    CONSUMMATION OF THE NORTHBROOK MERGER. . . . . .    17
     C.    VESTING OF ASSETS. . . . . . . . . . . . . . . .    17
     D.    CANCELLATION OF INSTRUMENTS AND SECURITIES . . .    17
     E.    ISSUANCE OF NEW SECURITIES; EXECUTION OF
           RELATED DOCUMENTS. . . . . . . . . . . . . . . .    17
     F.    CONSUMMATION OF THE KAANAPALI LAND MERGER. . . .    18
     G.    KAANAPALI LAND COMPANY AGREEMENT . . . . . . . .    18
     H.    CORPORATE GOVERNANCE, MANAGEMENT AND CORPORATE ACTION19
     I.    SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING
           IMPAIRED CLAIMS. . . . . . . . . . . . . . . . .    20
     J.    SOURCES OF CASH FOR PLAN DISTRIBUTIONS . . . . .    20
     K.    AFI DISTRIBUTION; OTHER CORPORATE RESTRUCTURINGS    21
     L.    ISSUANCE OF SECURED NOTE . . . . . . . . . . . .    21

ARTICLE VI.TREATMENT OF EXECUTORY CONTRACTS AND
           UNEXPIRED LEASES . . . . . . . . . . . . . . . .    21

     A.    ASSUMPTION OF EXECUTORY CONTRACTS AND
           UNEXPIRED LEASES . . . . . . . . . . . . . . . .    21
     B.    CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS
           OR UNEXPIRED LEASES. . . . . . . . . . . . . . .    22
     C.    CURE OF DEFAULTS FOR ASSUMED EXECUTORY CONTRACTS AND
           UNEXPIRED LEASES . . . . . . . . . . . . . . . .    22
     D.    INDEMNIFICATION OF DIRECTORS, OFFICERS, MANAGERS AND
           EMPLOYEES. . . . . . . . . . . . . . . . . . . .    22
     E.    COMPENSATION AND BENEFIT PROGRAMS. . . . . . . .    22

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS . . . . . .    23

     A.    TIMING OF DISTRIBUTIONS. . . . . . . . . . . . .    23
     B.    METHODS OF DISTRIBUTION. . . . . . . . . . . . .    23
     C.    UNDELIVERABLE AND UNCLAIMED DISTRIBUTIONS. . . .    25
     D.    COMPLIANCE WITH TAX REQUIREMENTS . . . . . . . .    26
     E.    COMPENSATION AND REIMBURSEMENT FOR SERVICES
           RELATED TO DISTRIBUTIONS . . . . . . . . . . . .    26
     F.    SETOFFS. . . . . . . . . . . . . . . . . . . . .    26

ARTICLE VIII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS. . .    27

     A.    PROSECUTION OF OBJECTIONS TO CLAIMS AND INTERESTS   27
     B.    PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS. .    27
     C.    DISPUTED CLAIMS RESERVE. . . . . . . . . . . . .    27
     D.    DISTRIBUTIONS AFTER ALLOWANCE. . . . . . . . . .    27

ARTICLE IX.CONFIRMATION AND CONSUMMATION OF THE PLAN. . . .    28

     A.    CONDITIONS PRECEDENT TO CONSUMMATION . . . . . .    28
     B.    WAIVER OF CONDITIONS . . . . . . . . . . . . . .    28
     C.    EFFECT OF VACATION OF CONFIRMATION ORDER . . . .    28

ARTICLE X. RELEASE, INJUNCTION AND RELATED PROVISIONS . . .    29

     A.    SUBORDINATION. . . . . . . . . . . . . . . . . .    29
     B.    RELEASES . . . . . . . . . . . . . . . . . . . .    30
     C.    PRESERVATION OF RIGHTS OF ACTION . . . . . . . .    30
     D.    EXCULPATION. . . . . . . . . . . . . . . . . . .    31
     E.    INJUNCTION . . . . . . . . . . . . . . . . . . .    31
     F.    RESERVATION OF CLAIMS AGAINST NON-DEBTOR
           SUBSIDIARIES AND ASSIGNMENT OF RIGHTS. . . . . .    31

ARTICLE XI.RETENTION OF JURISDICTION. . . . . . . . . . . .    32

ARTICLE XII. MISCELLANEOUS PROVISIONS . . . . . . . . . . .    33

     A.    DISSOLUTION OF COMMITTEE . . . . . . . . . . . .    33
     B.    PAYMENT OF STATUTORY FEES. . . . . . . . . . . .    33
     C.    DISCHARGE OF DEBTORS . . . . . . . . . . . . . .    33
     D.    MODIFICATION OF PLAN . . . . . . . . . . . . . .    33
     E.    REVOCATION OF PLAN . . . . . . . . . . . . . . .    34
     F.    SUCCESSORS AND ASSIGNS . . . . . . . . . . . . .    34
     G.    RESERVATION OF RIGHTS. . . . . . . . . . . . . .    34
     H.    SECTION 1146 EXEMPTION . . . . . . . . . . . . .    34
     I.    FURTHER ASSURANCES . . . . . . . . . . . . . . .    34
     J.    CORPORATE ACTION . . . . . . . . . . . . . . . .    35
     K.    BAR DATES FOR ADMINISTRATIVE CLAIMS. . . . . . .    35
     L.    INTERPRETATION OF PLAN PROVISIONS. . . . . . . .    35
     M.    SERVICE OF DOCUMENTS . . . . . . . . . . . . . .    35
     N.    SECTION 1145 EXEMPTION . . . . . . . . . . . . .    36
     O.    PLAN DOCUMENTS . . . . . . . . . . . . . . . . .    36

              FIRST AMENDED JOINT PLAN OF REORGANIZATION
OF AMFAC HAWAII, LLC, CERTAIN OF ITS SUBSIDIARIES AND FHT CORPORATION UNDER
                   CHAPTER 11 OF THE BANKRUPTCY CODE

     Pursuant to title 11 of the United States Code, 11 U.S.C. Section
Section 101 et seq., Amfac Hawaii, LLC, KDCW, Inc., Amfac Holdings Corp., Kaanapali Development Corp., Waikele Golf Club, Inc., Amfac Land Company, Limited, Pioneer Mill Company, Limited, The Lihue Plantation Company, Limited, Kaanapali Estate Coffee, Inc. and FHT Corporation, each a debtor and debtor in possession, propose the following First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code:


                              ARTICLE I.

                DEFINED TERMS, RULES OF INTERPRETATION,
                 COMPUTATION OF TIME AND GOVERNING LAW

A.   RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

     1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented;
(c) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (f) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (g) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

     2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     3. The rights and obligations arising under the Plan shall be interpreted, governed by, and construed and enforced in accordance with the laws of the State of Illinois, without regard to the conflict of law principles thereof, the Bankruptcy Code and the Bankruptcy Rules.

     B.    DEFINED TERMS

     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

     1. "ADMINISTRATIVE EXPENSE CLAIM" means a Claim to the extent that it is entitled to priority under section 507(a)(1) of the Bankruptcy Code.

     2. "AFFILIATE" means an "affiliate" as defined in section 101(2) of the Bankruptcy Code.

     3. "AFI" means AF Investors, LLC, a Delaware limited liability company.

     4. "AFI CLAIMS" means all Claims held by AFI against FHTC in the approximate amount of $203 million, whether evidenced by promissory note, intercompany account or otherwise.

     5. "AFI COLA Note Claims" means the COLA Note Claims held by AFI as of the Petition Date.

     6. "AFI DISTRIBUTION" has the meaning ascribed thereto in Article V.K. of the Plan.

     7. "AFLP" means Amfac Finance Limited Partnership, an Illinois limited partnership.

     8. "AHI" means Amfac Hawaii, LLC, a Hawaiian limited liability company.

     9. "AHI DEBTORS" means, collectively, AHI, KDCW, Inc., Amfac Holdings Corp., Kaanapali Development Corp., Waikele Golf Club, Inc., Amfac Land Company, Limited, Pioneer Mill Company, Limited, Kaanapali Estate Coffee, Inc. and The Lihue Plantation Company, Limited, each, an "AHI Debtor."

     10.   "AHI INTERESTS" means the Interests of Northbrook in AHI.

     11.   "AHI SUBSIDIARIES" means the AHI Debtors, excluding AHI.

     12. "ALLOWED" means, with respect to any Claim: (a) a Claim that has been listed by the Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which the Debtors or other parties in interest have not Filed an objection by the Effective Date; (b) a Claim that has been timely Filed on or before any applicable bar date set by the Bankruptcy Court and either is not a Disputed Claim or has been allowed by Final Order; (c) a Claim that is allowed: (i) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtors of amount and nature of Claim executed or agreed to by the Debtors or Reorganized Debtors on or after the Confirmation Date; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; (d) a Claim that has been Filed by the bar date or has otherwise been deemed timely Filed under applicable law relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (e) any Claim that is allowed pursuant to the terms of the Plan. The term "Allowed," when used to modify a reference in the Plan to any Claim or Class of Claims, means a Claim (or any Claim in any such Class) that is so allowed.

     13. "ALLOWED" means, with respect to any Interest, an Interest that is listed in the respective transfer books and records for the Debtors as of the applicable record date. The term "Allowed," when used to modify a reference in the Plan to any Interest or Class of Interests, means an Interest (or any Interest in any such Class) that is so allowed.

     14. "AVOIDANCE ACTION" means any avoidance or recovery action under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code.

     15. "BALLOTS" means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Interests shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

     16. "BANKRUPTCY CODE" means title 11 of the United States Code, as now in effect or hereafter amended.

     17. "BANKRUPTCY COURT" means the United States District Court for the Northern District of Illinois with jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

     18. "BANKRUPTCY RULES" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

     19. "BENEFICIAL HOLDER" means the Person or Entity holding the beneficial interest in a Claim or Interest.

     20. "BUSINESS DAY" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

     21.   "CASH" means cash and cash equivalents.

     22. "CAUSES OF ACTION" means all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments.

     23. "CHAPTER 11 CASES" means the cases under chapter 11 of the Bankruptcy Code, commenced by the Debtors in the Bankruptcy Court.

     24. "CLAIM" means a "claim" as defined in section 101(5) of the Bankruptcy Code, as supplemented by section 102(2) of the Bankruptcy Code, against one or more of the Debtors or the property of one or more of the Debtors.

     25.   "CLAIM HOLDER" or "CLAIMANT" means the Holder of a Claim.

     26. "CLASS" means a category of Holders of Claims or Interests as set forth in Article III of the Plan.

     27. "CLASS A REPRESENTATIVE" means the entity appointed pursuant to the Kaanapali Land Company Agreement to act as the representative of the Class A Shares. The initial Class A Representative shall be Bank One Trust Company, N.A. or another institution reasonably acceptable to Kaanapali Land and the Indenture Trustee.

     28. "CLASS A SHARES" means the Class A shares of FHTC, as survivor of the Northbrook Merger, and as converted into Class A shares of Kaanapali Land in the Kaanapali Land Merger, to be issued under the Merger Agreements and the Plan to the COLA Holders other than the Holder of the AFI COLA Note Claims.

     29. "CLASS B SHARES" means the Class B shares of FHTC, as survivor of the Northbrook Merger, and as converted into Class B shares of Kaanapali Land in the Kaanapali Land Merger, to be issued under the Merger Agreements and the Plan to Pacific Holdings, the Holders of the Northbrook Senior Claims and AFI as a COLA Holder.

     30. "COLA Holder" means a Creditor with a Claim against the AHI Debtors based upon ownership of one or more COLA Notes.

     31. "COLA INDENTURE" means the Indenture, dated as of March 14, 1989, as it may have been amended or modified from time to time, pursuant to which AHI issued, and the Guarantors guaranteed, the COLA Notes.

     32. "COLA NOTE CLAIM" means a Claim of a COLA Holder based on a COLA Note.

     33. "COLA NOTES" means Certificate of Land Appreciation Notes due 2008, Class A and Class B, issued by AHI pursuant the COLA Indenture.

     34. "COLA SHARES" means the total number of Kaanapali Land Shares issued to COLA Holders pursuant to the Plan, as set forth in Article III.B.4. hereof.

     35. "COMMITTEE" means a statutory official committee (or committees, if more than one) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any.

     36. "COMPENSATION AND BENEFIT PLANS" means all employment and severance policies, and all compensation and benefit plans, policies and programs, of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance.

     37.   "CONFIRMATION" means the entry of the Confirmation Order.

     38. "CONFIRMATION DATE" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     39. "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     40.   "CONSUMMATION" means the occurrence of the Effective Date.

     41. "CONVENIENCE CLAIMS" means an unsecured, nonpriority Claim (other than a COLA Note Claim) as of the Petition Date in the amount of $500 or less; provided, however, that if the Holder of an unsecured, nonpriority Claim (other than a COLA Note Claim) in an amount greater than $500 shall make an election to reduce such Claim to $500, such Claim shall be treated as a Convenience Claim for all purposes. Such election shall be made on the ballot for accepting or rejecting the Plan, completed and returned within the time fixed by order of the Bankruptcy Court.

     42.   "CREDITOR" means any Holder of a Claim.

     43.   "DEBTORS" mean, collectively, the AHI Debtors and FHTC.

     44. "DEBTORS IN POSSESSION" mean the Debtors, as debtors in possession in the Chapter 11 Cases.

     45. "DISBURSING AGENT" means the Reorganized Debtors, or any Person or Entity that may be designated by the Reorganized Debtors to serve as disbursing agent under the Plan.

     46. "DISCLOSURE STATEMENT" means the First Amended Disclosure Statement With Respect To Joint Plan Of Reorganization Of Amfac Hawaii, LLC, Certain of Its Subsidiaries and FHT Corporation Under Chapter 11 Of The Bankruptcy Code, as amended, supplemented or modified from time to time and as approved by the Bankruptcy Court.

     47. "DISPUTED" means, with respect to any Claim or Interest, any Claim or Interest: (a) listed on the Schedules as disputed, contingent or unliquidated; or (b) as to which the Debtors or any other parties in interest have interposed a timely objection or request for estimation, or have sought to subordinate or otherwise limit recovery, in accordance with the Bankruptcy Code and the Bankruptcy Rules, or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by a Final Order.

     48. "DISPUTED CLAIMS RESERVE" means the reserve established pursuant to the Plan and maintained for and on account of Disputed Claims in Class 5.

     49.   "DISTRIBUTION RECORD DATE" means the Confirmation Date.

     50. "EFFECTIVE DATE" means the Business Day on which the Plan becomes effective as provided in Article IX of the Plan.

     51. "ENTITY" means an entity as defined in section 101(15) of the Bankruptcy Code.

     52. "ESTATES" means the estates of the Debtors created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

     53.   "FHTC" means FHT Corporation, an Arizona corporation.

     54. "FILE" or "FILED" means file or filed with the Bankruptcy Court in the Chapter 11 Cases.

     55. "FINAL ORDER" means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for re-argument or rehearing shall than be pending or as to which any right to appeal, petition for certiorari, re-argue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari or re-argument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, re-argument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for re-argument or rehearing shall have expired.

     56. "GENERAL UNSECURED CLAIMS" means, collectively, all Unsecured Claims against a Debtor held by any Person or Entity, other than Claims classified in Classes 4, 5.1, 6 or 3A.

     57. "GUARANTORS" means each of the Entities that guaranteed the COLA Notes and the Northbrook Senior Claims and each, a Guarantor.

     58. "HOLDER" means a Person or Entity holding an Interest or Claim, and with respect to a vote on the Plan, means the Beneficial Holder as of the Voting Record Date or any authorized signatory that has completed and executed a Ballot or on whose behalf a Ballot has been completed and executed in accordance with the Voting Instructions.

     59.   "IMPAIRED CLAIM" means a Claim classified in an Impaired Class.

     60. "IMPAIRED CLASS" means each of Classes 2, 4, 5, 6, 8, 3A and 5A as set forth in Article III of the Plan.

     61. "INDENTURE TRUSTEE" means Bank One Trust Company, N.A., as successor trustee under the COLA Note Indenture.

     62. "INDENTURE TRUSTEE FEES AND EXPENSES" means the unpaid reasonable fees and expenses, including reasonable fees and expenses of attorneys and financial advisors, incurred by the Indenture Trustee after the Petition Date.

     63. "INSIDER" means "insider," as defined in section 101(31) of the Bankruptcy Code.

     64. "INTERCOMPANY CLAIMS" means the amounts owing for money borrowed or for goods and services rendered as reflected on the books and records of any AHI Debtor as of the Petition Date by any AHI Debtor to another AHI Debtor.

     65. "INTEREST" means any equity interest in AHI or FHTC or AHI's or any AHI Debtor's equity interest in any AHI Debtor, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock, together with any warrants, options or contract rights to purchase or acquire such interests at any time.

     66. "KAANAPALI LAND" means Kaanapali Land, LLC, a Delaware limited liability company organized as provided in the Plan, which survives the Kaanapali Land Merger.

     67. "KAANAPALI LAND COMPANY AGREEMENT" means the agreement among Kaanapali Land, the COLA Holders, Pacific Holdings and AFI, substantially in the form to be Filed with the Bankruptcy Court as a Plan Document.

     68. "KAANAPALI LAND MERGER" means the merger of FHTC with and into Kaanapali Land upon the terms and subject to the conditions set forth in the Kaanapali Land Merger Agreement.

     69.   "KAANAPALI LAND SHARES" Class A Shares and Class B Shares.

     70. "KAANAPALI MERGER AGREEMENT" means the Agreement and Plan of Merger to be entered between FHTC and Kaanapali Land, substantially in the form to be Filed with the Bankruptcy Court as a Plan Document.

     71. "MERGER AGREEMENTS" means the Kaanapali Land Merger Agreement and the Northbrook Merger Agreement.

     72.   "MERGERS" means the Kaanapali Land Merger and the Northbrook
Merger.

     73. "NOMINEE" means any broker, dealer, commercial bank, trust company, savings and loan, or other nominee that is the record owner of a Claim or Interest for the benefit of a Beneficial Holder.

     74. "NON-DEBTOR SUBSIDIARIES" means any direct or indirect subsidiary of AHI that is not an AHI Debtor.

     75. "NORTHBROOK" means Northbrook Corporation, a Delaware corporation.

     76. "NORTHBROOK MERGER" means the merger of Northbrook with and into FHTC upon the terms and subject to the conditions set forth in the Northbrook Merger Agreement.

     77. "NORTHBROOK MERGER AGREEMENT" means that certain Agreement and Plan of Merger between Northbrook and FHTC (as amended and supplemented from time to time), substantially in the form to be Filed with the Bankruptcy Court as a Plan Document.

     78. "NORTHBROOK SENIOR DEBT INSTRUMENTS" means any notes, security agreements, mortgages, guaranties, pledge agreements or other documents evidencing the Northbrook Senior Claims.

     79. "NORTHBROOK SENIOR CLAIMS" means all Secured Claims and Unsecured Claims against the AHI Debtors held by (i) FHTC (approximately $100 million), (ii) AFI (approximately $57 million) and (iii) Northbrook (approximately $31 million, including indebtedness originally owed to Tobishima Pacific, Inc.) on account of and pursuant to the Northbrook Senior Debt Instruments.

     80. "NORTHBROOK SENIOR CREDITORS" means all Holders of Northbrook Senior Claims.

     81. "OLD NORTHBROOK STOCK" means all of the issued and outstanding common stock of Northbrook, which is owned by Pacific Holdings, as sole shareholder of Northbrook.

     82.   "OLD STOCK INTERESTS" means all equity interests in FHTC.

     83. "OTHER CLAIMS" means, collectively, all Claims against a Debtor held by any Person or Entity, other than Claims in Classes 2, 4 and 3A.

     84. "OTHER SECURED CLAIMS" means, collectively, all Secured Claims against a Debtor held by any Person or Entity, other than Claims classified in Class 2.

     85. "PACIFIC HOLDINGS" means Pacific Trail Holdings, LLC, the sole shareholder of Northbrook and Holder of the Old Northbrook Stock.

     86. "PERSON" means a person as defined in section 101(41) of the Bankruptcy Code.

     87. "PETITION DATE" means the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

     88. "PLAN" or "JOINT PLAN" means this First Amended Chapter 11 Joint Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Merger Agreements, the Bankruptcy Code and the Bankruptcy Rules.

     89. "PLAN DOCUMENT" means the documents and form of documents specified in the Plan to be Filed as provided in Article XII.O.

     90. "PRIORITY CLAIMS" means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or a Priority Tax Claim.

     91. "PRIORITY TAX CLAIM" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

     92. "PROFESSIONALS" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b) of the Bankruptcy Code.

     93. "PRO RATA" means proportionately so that, with respect to an Allowed Claim and/or Allowed Interest, the ratio of (a)(i) the amount of property distributed on account of a particular Allowed Claim or Allowed Interest to (ii) the amount of the Allowed Claim or Allowed Interest is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims and Allowed Interests of the Class in which the particular Allowed Claim and/or Allowed Interest are/is included to (ii) the amount of all Allowed Claims and/or Allowed Interests in that Class.

     94. "REORGANIZED DEBTORS" means the Debtors, including, without limitation, Kaanapali Land, or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date.

     95. "SCHEDULES" means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules and statements may be supplemented or amended from time to time.

     96. "SECURED CLAIM" means (a) a Claim that is secured by a lien on property in which any Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in an Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

     97. "SUBORDINATION-RELATED RIGHTS" has the meaning ascribed thereto in Article X.A of the Plan.

     98. "SUBSIDIARY STOCK" means the common stock of, and all equity interests in, any AHI Subsidiary, issued and outstanding immediately prior to the Effective Date.

     99. "SUBSIDIARY STOCK INTERESTS" means all equity interests held by AHI in any AHI Subsidiary or by any AHI Subsidiary in any other AHI Subsidiary.

     100. "UNIMPAIRED CLAIM" means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

     101. "UNIMPAIRED CLASS" means a Class that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

     102. "UNSECURED CLAIM" means any Claim against a Debtor that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim or Priority Claim.

     103. "VOTING INSTRUCTIONS" means the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled VOTING PROCEDURES" and in the Ballots.

     104. "VOTING RECORD DATE" means the date of entry of the order approving the Disclosure Statement.


                              ARTICLE II.

                   TREATMENT OF UNCLASSIFIED CLAIMS

A.   SUMMARY

     Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with this Article II and in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code.

B.   ADMINISTRATIVE EXPENSE CLAIMS

     Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the later of (i) the Effective Date or (ii) the date such Claim becomes an Allowed Administrative Expense Claim, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors on the Effective Date pursuant to the Plan will be paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations.

     Promptly upon the Effective Date, the Indenture Trustee Fees and Expenses (net and after application of any funds held by the Indenture Trustee for such purpose) shall be paid by the Reorganized Debtors as Administrative Expense Claims. Distributions received by COLA Holders will not be reduced on account of the Indenture Trustee Fees and Expenses but will remain subject to the charging lien and right of setoff that the Indenture Trustee has under the COLA Indenture until the Indenture Trustee has received cash (and any disputed amounts have been reserved) equal to the Administrative Expense Claim of the Indenture Trustee for the Indenture

Trustee Fees and Expenses. Notwithstanding the foregoing, in the event the Debtors dispute the reasonableness or enforceability of any Indenture Trustee Fees and Expenses, such dispute, after payment in full of all undisputed amounts, shall be submitted to the Bankruptcy Court for resolution, and such disputed Indenture Trustee Fees and Expenses will be approved unless found not reasonable within the meaning of the COLA Indenture. The Indenture Trustee's Fees and Expenses will not be subject to any additional standards contained in Section 503(b)(3)(D) of the Bankruptcy Code. Promptly upon determination by the Bankruptcy Court, the Reorganized Debtors shall pay to the Indenture Trustee (i) the disputed portion of the Indenture Trustee Fees and Expenses allowed by the Bankruptcy Court and (ii) the amount necessary to cover the fees and expenses incurred by the Indenture Trustee in defending the objection to its fees and expenses unless the Bankruptcy Court determines that the fees and expenses incurred in such defense were unreasonably incurred.

C.   PRIORITY TAX CLAIMS

     Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will be paid the full unpaid amount of such Allowed Priority Tax Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof, shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan leaves unaltered the legal, equitable and contractual rights of each Holder of a Priority Tax Claim.

                             ARTICLE III.

    CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

A.   SUMMARY

     This Plan constitutes a plan of reorganization for each Debtor. For administrative convenience, the Plan places the Claims against and Interests in the AHI Debtors into Classes 1 through 8 and the Claims against and Interests in FHTC in Classes 1A through 5A.

     The categories of Claims and Interests listed below classify Claims and Interests for all purposes. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

     The Plan is premised on the substantive consolidation of the AHI Debtors only with respect to the treatment of Class 2, Class 4 and Class 5 Claims, as and to the extent provided in Article V.I. of this Plan. The Plan does not contemplate the substantive consolidation of the Debtors with respect to other Classes of Claims or Interests.

     1.    CLASSIFICATION OF CLAIMS AND INTERESTS:  AHI DEBTORS

     The classification of Claims and Interests with respect to the AHI Debtors is as follows:


CLASS                                STATUS     VOTING RIGHTS
-----                              ----------   ----------------------
Class 1 - Priority Claims          Unimpaired   - not entitled to vote
Class 2 - Northbrook Senior Claims  Impaired    - entitled to vote
Class 3 - Other Secured Claims     Unimpaired   - not entitled to vote
Class 4 - COLA Note Claims          Impaired    - entitled to vote
Class 5 - General Unsecured Claims  Impaired    - entitled to vote
Class 5.1 - Convenience Claims     Unimpaired   - not entitled to vote
Class 6 - Intercompany Claims       Impaired    - entitled to vote
Class 7 - Subsidiary Stock InterestsUnimpaired  - not entitled to vote
Class 8 - AHI Interests             Impaired    - entitled to vote

     2.    CLASSIFICATION OF CLAIMS AND INTERESTS:  FHTC

     The classification of Claims and Interests with respect to FHTC is as follows:

CLASS                                STATUS     VOTING RIGHTS
-----                              ----------   ----------------------
Class 1A - Priority Claims         Unimpaired   - not entitled to vote
Class 2A - Other Secured Claims    Unimpaired   - not entitled to vote
Class 3A - AFI Claims               Impaired    - entitled to vote
Class 4A - General Unsecured ClaimsUnimpaired   - not entitled to vote
Class 5A - Old Stock Interests      Impaired    - entitled to vote


B.   CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE
     AHI DEBTORS

     1.    Class 1 -- Priority Claims

           (a) CLASSIFICATION: Class 1 consists of all Priority Claims against the AHI Debtors.

           (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. Unless the Holder of such Claim, the Debtors or the Reorganized Debtors agree to a different treatment in writing, each Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the election of the Debtors and Kaanapali Land:

                 (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors on the Effective Date;

                 (ii) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors when and as such Claim becomes an Allowed Class 1 Claim, or as promptly as practicable thereafter; or

                 (iii)such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class 1 Claim that occurred before or after the commencement of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

           (c) VOTING: Class 1 is not impaired, and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

     2.    Class 2 -- Northbrook Senior Claims

           (a)   CLASSIFICATION: Class 2 consists of all Northbrook Senior
Claims.

           (b) TREATMENT: On the Effective Date, the Northbrook Senior Claims shall be deemed to be Allowed Claims, and each Holder of a Class 2 Allowed Claim (i) will receive in full satisfaction and settlement of, and in exchange for, such Allowed Claim its Pro Rata share of 1,270,203 Class B Shares and (ii) shall be entitled to the release from the Debtors provided in Article X.B of this Plan. The portion of the Class B Shares so distributed to FHTC shall, pursuant to Article V.J. of this Plan, be reallocated to AFI, and the Class B Shares so distributed to Northbrook shall, pursuant to the terms of the Northbrook Merger Agreement, be retired and shall no longer be issued and outstanding Class B Shares.

           (c) VOTING: Class 2 is impaired, and the Holders of Allowed Class 2 Claims are entitled to vote to accept or reject the Plan.

     3.    CLASS 3 -- OTHER SECURED CLAIMS

           (a) CLASSIFICATION: Class 3 consists of all Other Secured Claims against the AHI Debtors.

           (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. Unless the Holder of such Claim, the Debtors or the Reorganized Debtors agree to a different treatment in writing, each Holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of the Debtors and Kaanapali Land:

                 (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable and contractual rights; or

                 (ii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.
Any default with respect to any Class 3 Claim that occurred before or after the commencement of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

           (c) VOTING: Class 3 is not impaired, and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

     4.    CLASS 4 -- COLA NOTE CLAIMS

           (a)   CLASSIFICATION:  Class 4 consists of all COLA Note
Claims.

           (b) TREATMENT: On the Effective Date, the COLA Note Claims shall be deemed Allowed in the aggregate amount of approximately $142,185,345, which includes principal and accrued and unpaid interest through the Petition Date, and each Holder of a COLA Note Claim will receive, at the Holder's election, one of the following alternative treatments in full satisfaction of and in exchange for such Holder's COLA Note Claim:

                 (i) payment in Cash from Kaanapali Land in an amount equal to $35 per Class A or Class B COLA Note owned by such Holder, in full satisfaction of $500 in principal and all accrued and unpaid interest thereon, with such payment to be made as promptly as practicable after the Effective Date; provided, however, in no event shall Kaanapali Land be required to pay more than $5,172,000 in the aggregate (which amount equals approximately 65% of the aggregate amount required to pay 7% to all Holders of COLA Note Claims other than to AFI) to COLA Holders that elect to receive the Cash distribution. If the aggregate of Cash payments to COLA Holders making the Cash election would exceed $5,172,000, each electing COLA Holder (x) shall receive its Pro Rata share of $5,172,000 and (y) on account of the balance of its COLA Note Claim (calculated after giving credit, on a proportional basis, for the portion of the Claim that has been satisfied by the Cash distribution) shall receive Class A Shares on the same basis as provided in clause (ii) below; or

                 (ii) if a COLA Holder does not elect and receive the Cash treatment set forth in clause (i) above, each COLA Holder shall receive one Class A Share for each $500.00 in principal of COLA Note Claims in full satisfaction of principal and accrued but unpaid interest on each Class A or Class B COLA Note represented thereby. The maximum number of Class A Shares to be issued to COLA Holders, assuming no COLA Holder elects the Cash option under clause (i) above, is 278,825. In addition, on or immediately following the Effective Date, Kaanapali Land shall enter into the Kaanapali Land Company Agreement, which shall contain certain corporate governance provisions for the benefit of the holders of the Class A Shares, including, without limitation, the appointment of the Class A Representative.

           (c) VOTING: Class 4 is impaired, and the Holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

           (d)   ELECTION:  The election to receive treatment under clause
(i) or clause (ii) of subsection (b) above shall be made by the COLA Holders on the Ballot for accepting or rejecting the Plan. If a COLA Holder fails to make a timely election, the Holder shall be deemed to have elected to receive the treatment contained in clause (ii) of subsection (b) above and shall receive Class A Shares. The AFI COLA Note Claims shall not be eligible to elect the Cash treatment in clause (i) of subsection (b) above but shall receive Class B Shares on the same basis as set forth in clause (ii) of subsection (b) above respecting Class A Shares issuable to other Holders of COLA Note Claims.

     5.    CLASS 5 -- GENERAL UNSECURED CLAIMS

           (a)   CLASSIFICATION:  Class 5 consists of all General
Unsecured Claims against the AHI Debtors.

           (b) TREATMENT: On the Effective Date, each Holder of an Allowed Class 5 Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, at the Holder's election, one of the following alternative treatments:

                 (i) payment in Cash from Kaanapali Land, in an amount equal to 15% of the Holder's Allowed Class 5 Claim, which amount shall be payable, without interest, on or as soon as practicable after the six-month anniversary of the Effective Date; provided, however, in no event shall Kaanapali Land be required to pay more than $300,000 in the aggregate to the Holders of Class 5 Claims that elect to receive the foregoing Cash distribution. If the aggregate of such payments will exceed $300,000, each electing Creditor shall receive its Pro Rata share of $300,000 and, on account of the balance of its Allowed Claim (calculated after giving credit, on a proportional basis, for the portion of the Claim that has been satisfied by the Cash distribution), shall receive Class A Shares on the same basis as provided in clause (ii) below; or

                 (ii) if a Holder of a Allowed Class 5 Claim does not elect and receive the Cash treatment set forth in clause (i) above, each Holder of a Class 5 Allowed Claim shall receive Class A Shares on an equivalent basis per dollar of Claim as COLA Holders that elect to receive Class A Shares. In addition, on or immediately following the Effective Date, Kaanapali Land shall enter into the Kaanapali Land Company Agreement, which contains certain corporate governance provisions for the benefit of the Holders of Class A Shares, including, without limitation, the appointment of the Class A Representative.

           (c) VOTING: Class 5 is impaired, and the Holders of Allowed Class 5 Claims are entitled to vote to accept or reject the Plan.

           (d)   ELECTION:  The election to receive treatment under clause
(i) or clause (ii) of subsection (b) above shall be made by the Class 5 Creditor on the Ballot for accepting or rejecting the Plan. If a Class 5 Creditor fails to make a timely election, the Creditor shall be deemed to have elected to receive the treatment contained in clause (ii) of subsection (b) above and shall receive Class A Shares.

     5.1   CLASS 5.1 -- CONVENIENCE CLAIMS

           (a)   CLASSIFICATION:  Class 5.1 consists of all Convenience
Claims.

           (b) TREATMENT: On the Effective Date, each Holder of an Allowed Convenience Claim shall be entitled to receive from Kaanapali Land in full satisfaction of and in exchange for such Claim payment of an Allowed Convenience Claim in full, in Cash.

           (c) VOTING: Claim 5.1 is not impaired, and the Holders of Class 5.1 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5.1 are not entitled to vote to accept or reject the Plan.

     6.    CLASS 6 -- INTERCOMPANY CLAIMS

           (a)   CLASSIFICATION:  Class 6 consists of all Intercompany
Claims.

           (b)   TREATMENT:  On the Effective Date, the Intercompany
Claims shall be discharged and extinguished, and the Holders of the Intercompany Claims shall not receive any distribution or retain any rights on account of such Claims.

           (c) VOTING: Class 6 is impaired, and the Holders of Class 6 Claims are entitled to vote to accept or reject the Plan.

     7.    CLASS 7 -- SUBSIDIARY STOCK INTERESTS

           (a)   CLASSIFICATION:  Class 7 consists of all Subsidiary Stock
Interests.

           (b) TREATMENT: The legal, equitable and contractual rights of Holders of Class 7 Interests are unaltered by the Plan. Holders of Class 7 Interests shall be unaffected by the Merger Agreements and the Plan.

           (c) VOTING: Class 7 is not impaired, and the Holders of Class 7 Subsidiary Stock Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Interests in Class 7 are not entitled to vote to accept or reject the Plan.

     8.    CLASS 8 -- AHI INTERESTS

           (a)   CLASSIFICATION:  Class 8 consists of the AHI Interests.

           (b) TREATMENT: After giving effect to the Northbrook Merger and the Kaanapali Land Merger, upon or immediately following the Effective Date, the Interests of Northbrook in AHI shall become the Interests of Kaanapali Land in AHI.

           (c) VOTING: Class 8 is impaired, and the Holder of the Class 8 Interest is entitled to vote to accept or reject the Plan.

C.   CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND INTERESTS IN FHTC

     1.    CLASS 1A -- PRIORITY CLAIMS

           (a) CLASSIFICATION: Class 1A consists of all Priority Claims against FHTC.

           (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class 1A Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtors or the Reorganized Debtors agree to a different treatment in writing, each Holder of an Allowed Class 1A Claim shall receive one of the following alternative treatments, at the election of the Debtors and Kaanapali Land:

                 (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors on the Effective Date;

                 (ii) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors when and as such Claim becomes an Allowed Class 1A Claim or as promptly as practicable thereafter; or

                 (iii)such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.
Any default with respect to any Class 1A Claim that occurred before or after the commencement of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

           (c) VOTING: Class 1A is not impaired, and the Holders of Class 1A Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1A are not entitled to vote to accept or reject the Plan.

     2.    CLASS 2A -- OTHER SECURED CLAIMS

           (a) CLASSIFICATION: Class 2A consists of all Other Secured Claims against FHTC.

           (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class 2A Claims are unaltered by the Plan. Unless the Holder of such Claim, the Debtors or the Reorganized Debtors agree to a different treatment in writing, each Holder of an Allowed Class 2A Claim shall receive one of the following alternative treatments, at the election of the Debtors and Kaanapali Land:

                 (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable and contractual rights; or

                 (ii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class 2A Claim that occurred before or after the commencement of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

           (c) VOTING: Class 2A is not impaired, and the Holders of Class 2A Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2A are not entitled to vote to accept or reject the Plan.

     3.    CLASS 3A -- AFI CLAIM

           (a)   CLASSIFICATION:  Class 3A consists of the AFI Claim.

           (b) TREATMENT: On the Effective Date, the AFI Claim shall be deemed to be an Allowed Claim, and the Holder of the AFI Claim shall receive on the Effective Date in full satisfaction of and in exchange for such Allowed Claim a distribution of the portion of the Class B Shares that is distributed to FHTC pursuant to Article III.B.2 of this Plan.

           (c) VOTING: Class 3A is impaired, and AFI is entitled to vote to accept or reject the Plan.

     4.    CLASS 4A -- GENERAL UNSECURED CLAIMS

           (a) CLASSIFICATION: Class 4A consists of all General Unsecured Claims against FHTC.

           (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class 4A Claims are unaltered by the Plan. Unless the Holder of such Claim, the Debtors or the Reorganized Debtors agree to a different treatment in writing, each Holder of an Allowed Class 4A Claim shall receive one of the following alternative treatments, at the election of the Debtors and Kaanapali Land:

                 (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors on the Effective Date;

                 (ii) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors when and as such Claim becomes an Allowed Class 4A Claim or as promptly as practicable thereafter; or

                 (iii)such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

     Any default with respect to any Class 4A Claim that occurred before or after the commencement of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

           (c) VOTING: Class 4A is not impaired, and the Holders of Class 4A Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 4A are not entitled to vote to accept or reject the Plan.

     5.    CLASS 5A -- OLD STOCK INTERESTS

           (a)   CLASSIFICATION:  Class 5A consists of all Old Stock
Interests.

           (b) TREATMENT: On or prior to the Effective Date, Northbrook will be merged into FHTC pursuant to the Northbrook Merger Agreement, and the Old Stock Interests will be cancelled pursuant to the Northbrook Merger Agreement.

           (c) VOTING: Class 5A is impaired, and the Holders of Allowed Class 5A Interests are entitled to vote to accept or reject the Plan.

D.   SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS

     Except as otherwise provided in the Plan, including as provided in
Article X, nothing under the Plan shall affect the Debtors' or the Reorganized Debtors' rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.


                              ARTICLE IV.

                      NON-CONSENSUAL CONFIRMATION

     In the event that any Impaired Class of Claims or Interests fails to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right to (a) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or (b) modify the Plan in accordance with Article XII.D of the Plan.

                              ARTICLE V.

                 MEANS FOR IMPLEMENTATION OF THE PLAN

A.   CONTINUED CORPORATE EXISTENCE

     Except as otherwise provided in the Plan or the Confirmation Order, the Debtors shall, as Reorganized Debtors, continue to exist after the Effective Date as separate legal entities, in accordance with applicable laws in the respective jurisdictions in which they are incorporated or organized and pursuant to their respective certificates of incorporation and by-laws or other organizational documents as they may be amended or amended and restated pursuant to the Plan and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of their property and compromise or settle any Claims or Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Notwithstanding anything to the contrary in this Plan, including Article V.I. hereof as to substantive consolidation, the Unimpaired Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases or otherwise.

B.   CONSUMMATION OF THE NORTHBROOK MERGER

     On or prior to the Effective Date, and as a condition precedent to the other transactions that are to take place under the Plan on the Effective Date, the Northbrook Merger shall occur upon the terms and conditions of the Northbrook Merger Agreement, and pursuant thereto, among other things, (i) Northbrook shall merge with and into FHTC, with FHTC being the surviving corporation, and the separate corporate existence of Northbrook shall cease, and (ii) 1,466,573 Class B Shares shall be issued to Pacific Holdings in exchange for the Old Northbrook Stock. On or prior to the Effective Date, Northbrook and FHTC shall take all such actions as may be necessary or appropriate to effect the Northbrook Merger on the terms and conditions set forth in the Plan and the Northbrook Merger Agreement. FHTC and Northbrook shall cause certificates of merger to be executed, acknowledged and filed as may otherwise be required under the laws of their respective states of incorporation and will take or cause to be taken all other actions, including making appropriate filings or recordings, that may be required by the laws of their respective states of incorporation or other applicable law in connection with the Northbrook Merger.

C.   VESTING OF ASSETS

     On the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, all property of the Estates, and any property acquired by the Debtors or the Reorganized Debtors under the Plan, shall vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, or other encumbrances and Interests.

D.   CANCELLATION OF INSTRUMENTS AND SECURITIES

     On the Effective Date, except to the extent provided otherwise in the Plan, the COLA Notes, the Old Northbrook Stock, the Old Stock Interests and the Northbrook Senior Debt Instruments, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, shall no longer be outstanding, shall be deemed to be canceled, retired and terminated, and shall cease to exist as against the Debtors.
On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the COLA Indenture, shall be deemed to be canceled as against the Debtors, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

E.   ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS

     On or prior to the Effective Date, FHTC shall issue or cause to be issued two classes of shares pursuant to the Plan and the Northbrook Merger Agreement, without further act or action under applicable law, regulation, order or rule. Class B Shares shall be issued pursuant to the Plan to the Holders of the Northbrook Senior Claims in Class 2, to the Holders of the AFI COLA Note Claims in Class 4 and, pursuant to the Northbrook Merger, to Pacific Holdings. Class A Shares shall be issued to the COLA Holders (other than to AFI) and Class 5 Claimants that elect (or are deemed to have elected) to receive Class A Shares pursuant to the Plan. Class A Shares shall be identical in all respects to Class B Shares (including with respect to voting and distributions). No stock certificates will be issued by FHTC, with such ownership reflected on the records of FHTC. Reorganized Debtors shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan or the Northbrook Merger Agreement.

F.   CONSUMMATION OF THE KAANAPALI LAND MERGER

     On or immediately following the Effective Date, and following the issuance of the Class A Shares and Class B Shares by FHTC pursuant to the Plan and the Northbrook Merger Agreement, the Kaanapali Land Merger shall occur upon the terms and conditions of the Kaanapali Land Merger Agreement, and pursuant thereto, among other things, (i) FHTC shall merge with and into Kaanapali Land, with Kaanapali Land being the surviving entity as a Delaware limited liability company that elects to be taxed as a corporation for federal income tax purposes, and with the separate corporate existence of FHTC ceasing, (ii) Pacific Holdings shall continue as the manager of Kaanapali Land, (iii) each outstanding Class A Share as issued by FHTC shall be converted without further action into the right to receive one Class A Share as issued by Kaanapali Land, and (iv) each outstanding Class B Share as issued by FHTC shall be converted without further action into the right to receive one Class B Share as issued by Kaanapali Land. Class A Shares as issued by Kaanapali Land shall be identical in all respects to Class B Shares as issued by Kaanapali Land (including with respect to voting and distributions) except for certain corporate governance provisions contained in the Kaanapali Land Company Agreement for the benefit of Class A Shares.

     FHTC and Kaanapali Land shall take all such actions as may be necessary or appropriate to effect the Kaanapali Land Merger on the terms and conditions set forth in the Plan and the Kaanapali Land Merger Agreement. FHTC and Kaanapali Land shall cause certificates of merger to be executed, acknowledged and filed as may otherwise be required under the laws of their respective states of formation and will take or cause to be taken all other actions, including making appropriate filings or recordings, that may be required by the laws of their respective states of formation or other applicable law in connection with the Kaanapali Land Merger.

     Class A Shares will be freely transferable.  Each recipient of Class
A Shares will receive appropriate evidence of ownership of its interest in Kaanapali Land, and such ownership shall be reflected on the shareholder register of Kaanapali Land as maintained by its registered transfer agent. Kaanapali Land shall be under no obligation to cause the Kaanapali Land Shares to be listed for trading on any securities exchange or quoted on any automated quotation system.

G.   KAANAPALI LAND COMPANY AGREEMENT

     On or immediately following the Effective Date and pursuant to the Kaanapali Land Merger Agreement, the Kaanapali Land Company Agreement, as amended and restated in its entirety as required by the Kaanapali Land Merger Agreement, shall be adopted, which, among other things, shall provide certain corporate governance provisions for the benefit of the holders of the Class A Shares and shall provide for the appointment of the Class A Representative. The following paragraphs under this subsection G set forth a summary of certain of the salient provisions of the Kaanapali Land Company Agreement, and the terms of the Kaanapali Land Company Agreement shall control in all respects.

     Under the terms of the Kaanapali Land Company Agreement, Bank One Trust Company, N.A. or another institution reasonably acceptable to both Kaanapali Land and Bank One Trust Company, N.A., shall be appointed as the Class A Representative. Kaanapali Land shall deliver to the Class A Representative copies of all reports filed by Kaanapali Land with the Securities and Exchange Commission (including, without limitation, its annual and quarterly financial reports). The Class A Representative shall be entitled to reasonable access to the books and records of Kaanapali Land and to an annual meeting with the manager of Kaanapali Land and its executive team to review the operations of Kaanapali Land. The position of the Class A Representative shall terminate on the earlier of the fifth anniversary of the Effective Date or at such time as the number of outstanding Class A Shares is less than 5% of the total outstanding shares of Kaanapali Land as of the Effective Date. All reasonable fees and expenses of the Class A Representative shall be paid by Kaanapali Land.

     Without the consent of the Class A Representative, Kaanapali Land shall not incur any indebtedness from the Class B shareholders or their affiliates if, immediately after giving effect to the incurrence of such indebtedness and the application of the proceeds thereof, there would be in excess of $25 million in aggregate principal indebtedness from the Class B shareholders or their affiliates if and for so long as there is a Class A Representative. Any such indebtedness shall bear interest at the PRIME RATE" as announced from time to time by Bank One and may be secured by property of Kaanapali Land and its subsidiaries. Kaanapali Land shall deliver a certificate to the Class A Representative, in connection with the delivery of the annual report, to the effect that all transactions entered into between Kaanapali Land and any of the Class B shareholders or their affiliates after the Effective Date and during that fiscal year are described in the annual report in all material respects and are on terms no less favorable, at the time of the transaction, than those available from unaffiliated third parties for similar transactions in the same geographic area.

     Under the terms of the Kaanapali Land Company Agreement, the Class B shareholders may not sell or transfer any of their shares in Kaanapali Land, other than to their affiliates, unless such transaction provides for the sale and transfer of all Class A Shares on the same terms and conditions. In such event, the Class A shareholders shall be required to sell their Class A Shares in such transaction.

H.   CORPORATE GOVERNANCE, MANAGEMENT AND CORPORATE ACTION

     1.    KAANAPALI LAND COMPANY AGREEMENT

     On the Effective Date, upon consummation of the Kaanapali Land
Merger, the Kaanapali Land Company Agreement, as amended and restated in its entirety as required by the Kaanapali Land Merger Agreement, shall be the limited liability company agreement of Kaanapali Land. Notwithstanding any other provision of the Plan, the certificates of incorporation and other organizational documents of the Reorganized Debtors will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. On or before the Effective Date, each of the Reorganized Debtors shall amend its certificate of incorporation, bylaws or other organizational documents to the extent required to comply with the requirements of the Bankruptcy Code and the terms of this Plan. After the Effective Date, the Reorganized Debtors may amend and restate their certificates of incorporation and bylaws as provided therein or by applicable law.

     2.    MANAGER OF KAANAPALI LAND

     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, upon consummation of the Kaanapali Land Merger, Kaanapali Land will be managed by Pacific Holdings, pursuant to the Kaanapali Land Company Agreement. The directors and officers of each Reorganized Debtor (other than Kaanapali
Land) shall be the same individuals serving as officers and directors of each respective Reorganized Debtor prior to the Effective Date. Pursuant to section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any other Person proposed to serve on the initial board of directors of the Reorganized Debtors, as an initial officer of the Reorganized Debtors or as manager of Kaanapali Land and, to the extent such Person is an Insider, the nature of any compensation for such Person. The classification and composition of the board of directors shall be consistent with the certificates of incorporation. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of certificates of incorporation and bylaws of the Reorganized Debtors and applicable law.

     3.    CORPORATE ACTION

     On or immediately following the Effective Date, as provided in the Plan and the Merger Agreements, all actions contemplated by the Plan and the Merger Agreements shall be deemed, without further action of any kind or nature, to be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan and the Merger Agreements involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan and the Merger Agreements, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers or manager of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan or the Merger Agreements in the name of and on behalf of the Reorganized Debtors.

I.   SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS

     (1) The Plan is premised upon and provides for the substantive consolidation of the AHI Debtors only for purposes of voting, confirmation and distribution for each of Class 2, Class 4 Class 5 and Class 5.1 Claims under the Plan. The Plan does not contemplate substantive consolidation of the Debtors or their Estates with respect to the other Classes of Claims or Interests set forth in the Plan, the merger of any Debtor entity into another (except as specifically provided for in Articles V.B., V.F. and V.K.2 of the Plan), the transfer of any asset of any Debtor or for any other purpose. On the Effective Date, (a) any obligation of any Debtor and all guaranties with respect to Class 2, 4, 5 and 5.1 Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation, and any obligation of two or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations, shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors, and (b) each Class 2, 4, 5 or 5.1 Claim Filed in the Chapter 11 Cases against more than one Debtor shall be treated as one Class 2, 4, 5 or 5.1 Claim for distribution purposes. Substantive consolidation shall not (other than for purposes related to the Plan set forth above) (x) affect the legal and corporate structures of the Reorganized Debtors or affect or modify in any way the ownership of any asset of any particular Debtor, (y) cause any Debtor to be liable for any Claim or Unimpaired Claim under the Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim shall not be affected by such substantive consolidation, and (z) affect Interests in the AHI Subsidiaries. On the Effective Date, except as otherwise expressly provided for in the Plan, the Interests in the AHI Subsidiaries shall remain outstanding.

     (2) Unless the Bankruptcy Court has approved the substantive consolidation of the Estates by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the AHI Debtors as provided in Article V.I(1) hereof. If no objection to substantive consolidation is timely filed and served by any Holder of an Impaired Claim affected by the Plan as provided herein on or before the deadline for objection to Confirmation of the Plan, the order approving such substantive consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely Filed and served, a hearing with respect to the substantive consolidation of the Estates and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

J.   SOURCES OF CASH FOR PLAN DISTRIBUTIONS

     Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors or from sales of assets of the Reorganized Debtors.

K.   AFI DISTRIBUTION; OTHER CORPORATE RESTRUCTURINGS

     1.    AFI DISTRIBUTION

     Following the Effective Date, AFI, AFLP and Kaanapali Land will cause the following transactions to take place (collectively, the AFI DISTRIBUTION"): (i) the Class B Shares to which AFI is entitled
(x) pursuant to Class 2 and Class 3A of the Plan and (y) pursuant to Class 4 of the Plan on account of the AFI COLA Note Claims will be transferred to AFI's members in accordance with their membership interests, and then the shares so transferred by AFI to AFLP will be transferred to AFLP's partners, which will include Kaanapali Land, in accordance with their partnership interests, and (ii) the Class B Shares thereby transferred to Kaanapali Land shall be retired and shall no longer be issued and outstanding Class B Shares.

     2.    OTHER CORPORATE RESTRUCTURINGS

     The Reorganized Debtors are authorized pursuant to the Plan to enter into and consummate such mergers, consolidations and asset transfers among themselves as they deem appropriate to rationalize or simplify the corporate structure and organization of the Reorganized Debtors.

L.   ISSUANCE OF SECURED NOTE

     On or promptly after the Effective Date, AHI shall issue a promissory note to Kaanapali Land as additional consideration for the Plan's conversion of the Claims of Holders of Northbrook Senior Claims, the Claims of the COLA Holders and the Claims of Holders of certain electing General Unsecured Claims into equity of Kaanapali Land. The amount of the note will be determined by Kaanapali Land in its reasonable discretion on or prior to the Effective Date. Repayment of the Note shall be secured by mortgages on the principal assets of AHI and the AHI Debtors, which will be guarantors of the Note, as determined from time to time by Kaanapali Land. The note shall accrue interest at a rate per annum equal to the long-term Average Federal Rate as of the date two business days prior to the Effective Date as quoted in The Wall Street Journal. No payments shall be due under the note until its maturity on the tenth anniversary of the Effective Date, at which time all principal and accrued interest shall be due and payable. However, AHI, at its option, will be entitled to make prepayments in whole or in part on the note without penalty. Kaanapali Land shall be entitled to transfer all or any portion of the note for value, contribute all or any portion of the note to the equity of AHI, or otherwise deal with the note from time to time as it deems appropriate.


                              ARTICLE VI.

         TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.   ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     On the Effective Date, all executory contracts, including all Compensation and Benefit Plans, and unexpired leases of the Reorganized Debtors will be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (1) have previously been assumed by Order of the Bankruptcy Court, (2) are the subject of a motion to assume pending on the Effective Date, (3) are identified on a list of executory contracts and unexpired leases to be filed by the Debtors with the Bankruptcy Court ten days prior to the hearing to consider Confirmation of the Plan or (4) are assumed pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute (i) approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code and (ii) the consent of any non-Debtor party to any executory contract or unexpired lease that may otherwise be required, under the terms of such executory contract or unexpired lease, to the consummation of the Mergers provided for under the Merger Agreements and the Plan.

B.   CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

     All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of executory contracts or unexpired leases that become Allowed Claims are classified and shall be treated as Class 5 or 4A General Unsecured Claims, as the case may be. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such times will be forever barred from assertion against the Debtor or Reorganized Debtors, their Estates and property unless otherwise ordered by the Bankruptcy Court or provided in this Plan. All such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

C.   CURE OF DEFAULTS FOR ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments; (2) the ability of the Reorganized Debtors or any assignee to provide ADEQUATE ASSURANCE OF FUTURE PERFORMANCE" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.   INDEMNIFICATION OF DIRECTORS, OFFICERS, MANAGERS AND EMPLOYEES

     The obligations of each of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of its directors, officers, managers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer, manager or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the applicable state's general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Any such indemnification obligations shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.   COMPENSATION AND BENEFIT PROGRAMS

     Each Debtor providing retiree medical benefits and retiree life insurance pursuant to a memorandum of understanding or other contract or agreement shall be deemed to have assumed such agreement to provide retiree medical and life insurance benefits. Each Debtor shall continue to perform its retiree medical obligations through 2004, when those benefits expire by the terms of the applicable union agreements concerning bargaining union employees. With respect to other employees that are eligible for such benefits, each Debtor shall continue to provide retiree medical benefits through 2004, in keeping with its past practice of making similar retiree medical coverage available to union and non-union employees, or such later time as such Reorganized Debtor may determine in its sole discretion. Each Reorganized Debtor will continue to perform its retiree life insurance obligations in accordance with its current program, as such program may be amended from time to time by such Reorganized Debtor in its sole discretion. In addition, each Reorganized Debtor shall assume and continue to perform all obligations under its self-insured workers' compensation programs in effect as of the Petition Date.

                             ARTICLE VII.

                  PROVISIONS GOVERNING DISTRIBUTIONS

A.   TIMING OF DISTRIBUTIONS

     1. Except as otherwise provided in the Plan, distributions to be made on the Effective Date on account of Claims and Interests that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date or as promptly thereafter as practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

     2. Distributions on account of Disputed Claims that become Allowed Claims after the Effective Date shall be made pursuant to Articles III, VII and VIII of this Plan. Notwithstanding the date on which any distribution of Kaanapali Land Shares is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution, such Holder shall be deemed to have the rights of a Holder of such Kaanapali Land Shares distributed as of the Effective Date.

B.   METHODS OF DISTRIBUTION

     1. DISTRIBUTIONS TO HOLDERS OF COLA NOTE CLAIMS, NORTHBROOK SENIOR CLAIMS AND OLD NORTHBROOK STOCK

     (a) DISTRIBUTIONS. All distributions provided for in the Plan on account of Allowed COLA Note Claims, Northbrook Senior Claims and Old Northbrook Stock shall be made by the Reorganized Debtors to the Disbursing Agent for delivery by the Disbursing Agent to individual holders of such Claims and Interests as provided in the Plan. Notwithstanding the provisions of Article V.D above regarding cancellation of the COLA Note Indenture, the distribution provisions of the COLA Note Indenture shall continue in effect to the extent necessary to authorize the Disbursing Agent to receive and distribute to Holders of Allowed COLA Note Claims distributions received by the Disbursing Agent pursuant to the Plan on account of Allowed COLA Note Claims and shall terminate completely upon completion of all distributions. Neither Kaanapali Land, the Reorganized Debtors nor the Indenture Trustee shall have liability for any act or omission of the Disbursing Agent. The Disbursing Agent will serve without bond and may employ or contract with other entities to assist in or make the distributions required by the Plan.

     (b) LETTER OF TRANSMITTAL. As soon as practicable after the Effective Date, Kaanapali Land shall cause the Disbursing Agent to send a letter of transmittal to each Holder of an Allowed COLA Note Claim or other Creditor advising such Holder of the effectiveness of the Mergers and the Plan and the instructions for delivering to the Disbursing Agent any COLA Notes or other evidence of indebtedness in exchange for the Kaanapali Land Shares to be issued or distributed pursuant to the Plan. Such letter of transmittal shall specify that delivery of any COLA Notes or other evidence of indebtedness will be effected, and that risk of loss and title thereto shall pass, only upon delivery of such COLA Notes or other evidence of indebtedness to the Disbursing Agent in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as the Reorganized Debtors may reasonably agree.

     (c) LOST OR STOLEN NOTES OR STOCK. In addition to any requirements under the COLA Indenture, or any applicable agreement, in the event any COLA Notes or other evidence of indebtedness shall have been lost, stolen or destroyed, then, in lieu of delivery of such COLA Note or other evidence of indebtedness, such Holder shall deliver to the Reorganized Debtors
(i) evidence reasonably satisfactory to the Reorganized Debtors of the loss, theft or destruction and (ii) such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Interest. Upon the Effective Date, all COLA Notes or other evidence of indebtedness shall be deemed canceled, and the holders of the COLA Notes or other evidence of indebtedness shall, for all purposes under the Plan, be deemed to have surrendered such Note.

     (d) FAILURE TO SURRENDER CANCELED NOTES AND STOCK. Any Holder of a COLA Note Claim or other evidence of indebtedness that fails to surrender any applicable COLA Note or other evidence of indebtedness required to be delivered hereunder, or fails to comply with the provisions of Article VII.B.1(c), within two years after the Effective Date, shall have its Claim or Interest for a distribution pursuant to the Plan on account of such COLA Note or Old Northbrook Stock or Northbrook Senior Debt Instrument discharged and shall be forever barred from asserting any such Claim or Interest against or in the Reorganized Debtors or their respective property, and, in such case, any Kaanapali Land Shares held for distribution on account of such Claim or Interest shall be disposed of pursuant to the provisions of Article VII.C below; provided, however, that Kaanapali Land may, in its sole discretion, waive this requirement for distribution.

     (e) DISTRIBUTION RECORD DATE. As of the close of business on the Distribution Record Date, the respective transfer books and records for the COLA Notes and the Old Northbrook Stock as maintained by AHI's transfer agent or the Indenture Trustee (in the case of a COLA Note) or Northbrook (in the case of Old Northbrook Stock), or their respective agents, shall be closed and any transfer of a COLA Note or Old Northbrook Stock or any interest therein shall be prohibited. The Reorganized Debtors and their respective agents will have no obligation to recognize the transfer of, or the sale of any participation in, any COLA Note, Northbrook Senior Debt Instrument or Old Northbrook Stock occurring after the Distribution Record Date and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

     (f) UNREGISTERED TRANSFERS. In the event of a transfer of ownership of a COLA Note or Old Northbrook Stock that is not registered in the respective transfer books and records of AHI's transfer agent or the Indenture Trustee (in the case of a COLA Note) or Northbrook (in the case of Old Northbrook Stock), the property to be distributed to the Holder of the COLA Note Claim or Old Northbrook Stock Interest with respect to such Claim or Interest shall be delivered to the Holder of record on the Distribution Record Date unless the transferee of such Holder delivers an executed letter of transmittal to the Disbursing Agent, in form satisfactory to the Disbursing Agent, accompanied by such documents as are required to evidence and effect such transfer and to evidence that all applicable transfer taxes have been paid.

     (g) SHARES ISSUED IN DIFFERENT NAME. If any Kaanapali Land Shares are to be issued or distributed in a name other than that in which the COLA Note or Old Northbrook Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that (i) the COLA Note or Old Northbrook Stock so surrendered shall be transferable, and shall be properly assigned and endorsed, (ii) such transfer shall otherwise be proper, and (iii) the Holder requesting such transfer shall pay all transfer or other taxes payable by reason of the foregoing and establish to the satisfaction of the Disbursing Agent that such taxes have been paid.

     (h) FRACTIONAL SHARES. Kaanapali Land Shares to be distributed under the Plan will be issued in whole or fractional shares, to the nearest one-one hundredth of a share. No cash will be distributed on account of any smaller fractional amount.

     2.    DISTRIBUTIONS TO HOLDERS OF OTHER CLAIMS

     All distributions provided for in the Plan on account of Allowed
Other Claims will be made by the Reorganized Debtors, or such Disbursing Agents as the Reorganized Debtors may employ or contract with, as provided herein or in the Confirmation Order. Neither the Reorganized Debtors nor Kaanapali Land shall have liability for any act or omission of any Disbursing Agent. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

     3.    INTEREST ON CLAIMS

     Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims and no Holders of a Claim shall be entitled to interest on or after the Petition Date on any Claim.

     4.    METHOD OF CASH PAYMENT

     Payments of Cash made pursuant to the Plan shall be in U.S. Dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Payments will be made as an when required by the Plan.

C.   UNDELIVERABLE AND UNCLAIMED DISTRIBUTIONS

     1.    DELIVERY OF DISTRIBUTIONS

     All property under the Plan to be distributed by mail shall be sent to the latest mailing address Filed with the Bankruptcy Court for the party entitled thereto (which may include a proof of Claim or notice of transfer of a Claim) or, if no such mailing address has been so Filed, the mailing address reflected in the Debtor's Schedules or, in the case of the Holders of Allowed COLA Note Claims, to the mailing address maintained of record by the Debtors' transfer agent as of the Distribution Date.

     2.    UNDELIVERABLE DISTRIBUTIONS

     If any distribution to the Holder of an Allowed Claim or Allowed Interest is returned as undeliverable or otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then-current address. Undeliverable distributions shall be returned to Kaanapali Land and will remain in the possession of Kaanapali Land pursuant to this Article VII.C until such time as a distribution becomes deliverable. Undeliverable distributions shall not be entitled to any interest, dividends or other accruals of any kind. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the distribution date as soon as practicable after such distribution becomes deliverable.

     3.    FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS

     Any Holder of an Allowed Claim or Allowed Interest that does not assert a Claim or Interest pursuant to the Plan for an undeliverable or unclaimed distribution within one year after the Effective Date shall have its Claim or Interest for such undeliverable distribution discharged and shall be forever barred and enjoined from asserting any such Claim or Interest against or in the Reorganized Debtors, their Estates or their property. In such cases (i) any Cash held for distribution on account of such Claims for undeliverable or unclaimed distributions shall be property of the Reorganized Debtors, in accordance with Article VII.C.2, free of any restrictions thereon and (ii) any Kaanapali Land Shares held for distribution on account of such Claims or Interests shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtors, the Disbursing Agent, the Indenture Trustee or AHI's transfer agent to attempt to locate any Holder of an Allowed Claim or Allowed Interest.

D.   COMPLIANCE WITH TAX REQUIREMENTS

     In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions necessary or appropriate to comply with such withholding and reporting requirements. All Entities holding Claims or Interests shall be required to provide any information necessary to effect the withholding of such taxes. Notwithstanding any other provision of this Plan, each Person or Entity that has received any distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and tax obligations, on account of such distribution.

E.   COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO DISTRIBUTIONS

     The Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Reorganized Debtors.

F.   SETOFFS

     The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, but shall not be required to, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or Reorganized Debtors may possess against such Holder.

                             ARTICLE VIII.

               PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.   PROSECUTION OF OBJECTIONS TO CLAIMS AND INTERESTS

     After the Effective Date, the Debtors and the Reorganized Debtors shall have the exclusive authority to File objections to, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

B.   PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS

     Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no payments or distributions will be made with respect to all or any portion of a Disputed Claim until the resolution of such disputes by settlement or Final Order and the Disputed Claim becomes an Allowed Claim.

C.   DISPUTED CLAIMS RESERVE

     The Reorganized Debtors shall establish the Disputed Claims Reserve by (i) in the case of Disputed Class 5 Claims that elected to be treated as COLA Holders, issuance into escrow promptly after the Effective Date of Kaanapali Land Shares in a number equal to 100% of the distributions to which Holders of Disputed Class 5 Claims would be entitled if their Claims were allowed in the Disputed Claim Amount, and (ii) in the case of Disputed Class 5 Claims that elected to receive cash, by reserving on the date of distribution on the records of the Reorganized Debtors an amount equal to 100% of the distributions to which Holders of such Disputed Class 5 Claims would be entitled if their Claim were allowed in the Disputed Claim Amount, in each case subject to the right of the Reorganized Debtors to request that the Bankruptcy Court approve, after notice and a hearing, a lesser reserve. No interest shall be paid with respect to Disputed Claims that are ultimately allowed in whole or in part.

D.   DISTRIBUTIONS AFTER ALLOWANCE

     The Reorganized Debtors shall make payments and distributions from the Disputed Claims Reserve to the Holder of any Disputed Claim that has become an Allowed Claim, as soon as practicable after the date such Disputed Claim becomes an Allowed Claim. Such distributions shall be based upon the cumulative distributions that would have been made to the Holders of such Claims under the Plan if the Disputed Claim had been Allowed on the Effective Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim, any Kaanapali Land Shares that remains in the Disputed Claims Reserve shall be cancelled and any Cash shall be distributed Pro Rata to Holders of Allowed Class 5 Claims. All distributions made under this Article VIII shall be made as if such Allowed Claim had been Allowed on the Effective Date.

                              ARTICLE IX.

               CONFIRMATION AND CONSUMMATION OF THE PLAN


A.   CONDITIONS PRECEDENT TO CONSUMMATION

     The following are conditions precedent to the occurrence of the Effective Date, unless waived pursuant to the provisions of Article IX.B of the Plan:

           1. the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court;

           2. the Confirmation Order shall be in form and substance satisfactory to the Debtors, the Northbrook Senior Creditors and the Indenture Trustee;

           3.    the Confirmation Order shall be a Final Order; and

           4. all conditions precedent to the "Closing," as defined in the Northbrook Merger Agreement, shall have been satisfied and the Northbrook Merger shall have occurred.

B.   WAIVER OF CONDITIONS

     The conditions precedent to the "Closing," as defined in the Northbrook Merger Agreement, may only be waived pursuant to the terms thereof. The condition contained in Article IX.A.1 may not be waived. All other conditions may be waived by FHTC and AHI (with the consent of the Indenture Trustee, which consent shall not be unreasonably withheld or delayed), without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

C.   EFFECT OF VACATION OF CONFIRMATION ORDER

     If the Confirmation Order is vacated, (a) the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver, release or settlement of any Claims by or against, or any Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect and (b) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of 60 days after the date the Confirmation Order is vacated, subject to such further extension as the Bankruptcy Court may order.

                              ARTICLE X.

              RELEASE, INJUNCTION AND RELATED PROVISIONS

A.   SUBORDINATION

     The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to the Plan. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

     All Northbrook Senior Claims and all rights and claims between or among the Holders of such Northbrook Senior Claims and the COLA Holders, relating in any manner whatsoever to claimed subordination rights, "make whole" rights, rights to postpetition or default interest or similar rights (collectively, "SUBORDINATION-RELATED RIGHTS"), shall be deemed satisfied solely with respect to claims against the Debtors by the distributions under, described in, contemplated by, and/or implemented by this Plan to Holders of such Claims, and such rights shall be deemed waived, released, discharged and terminated as of the Effective Date, and all actions related to the enforcement of such Subordination-Related Rights shall be permanently enjoined. Distributions under, described in, contemplated by and/or implemented by this Plan shall not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim, by reason of any claimed Subordination-Related Rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth and described in the Plan. Subordination-Related Rights with respect to Non-Debtor Subsidiaries are hereby expressly preserved.

     Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim (including but not limited to a Northbrook Senior Claim or a COLA Note Claim) may have or any distribution to be made pursuant to the Plan on account of such Claim. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective properties and Holders of Claims and Interests, and is fair, equitable and reasonable.

B.   RELEASES

     RELEASE BY DEBTORS. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise specifically provided in the Plan or the Confirmation Order, (i) the Indenture Trustee, (ii) the Holders of the Northbrook Senior Claims, Pacific Holdings and Affiliates of the foregoing that have provided management services to any of the Debtors or assessed charges to pay for overhead in connection with the operations of the Debtors, and (iii) the respective officers, directors, shareholders, members, managers, employees, agents and representatives of the foregoing, in such capacity, are released by the Debtors, the Reorganized Debtors and their respective Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, Avoidance Actions, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, however, that the foregoing provisions of this Article X shall have no effect on the liability of any Person or Entity with respect to liabilities created by the Plan or the Plan Documents. THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THE PLAN, INCLUDING BUT NOT LIMITED TO THE CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED IN THIS ARTICLE X.B. OF THIS PLAN.

     RELEASE BY COLA HOLDERS. As of the Effective Date, and except as otherwise specifically provided in the Plan or the Confirmation Order, each COLA Holder (i) that votes in favor of the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, that does not vote on the Plan or votes against the Plan will be deemed to forever release, waive and discharge all claims, demands, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Plan or the COLA Note Claims that such COLA Holder has or may have against the Indenture Trustee and its respective present or former directors, officers, employees, attorneys, accountants, financial advisors and agents, acting in such capacity.

C.   PRESERVATION OF RIGHTS OF ACTION

     Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively enforce any Avoidance Actions or other Causes of Action or rights to payment of claims, that the Debtors or the Estates may hold against any Person or Entity; provided, however, as between Reorganized Debtors, such Avoidance Actions and Causes of Action are deemed released. The Reorganized Debtors may pursue such retained Avoidance Actions, other Causes of Action and rights to payment of claims, as appropriate, in the exercise of their sole discretion. The Reorganized Debtors shall retain and may enforce all defenses, counterclaims and rights against all Claims and Interests asserted against the Debtors, the Reorganized Debtors or their Estates.

D.   EXCULPATION

     The Debtors, the Reorganized Debtors, the Disbursing Agent, the Committee, the Indenture Trustee, the Northbrook Senior Creditors, the Class A Representative and their respective members, officers, directors, employees, agents and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Merger Agreements, or any other act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the foregoing provisions of this Article X.D shall have no effect on the liability of (i) any Person or Entity to the extent such liability is created by the Plan or the Plan Documents or (ii) any Person or Entity that results from any such act or omission that constitutes fraud, gross negligence or willful misconduct.

E.   INJUNCTION

     Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or
Interests: (1) commencing or continuing, in any manner or in any place, any action or other proceeding; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (3) creating, perfecting or enforcing any lien or encumbrance; (4) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (5) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan, the Merger Agreements and any documents executed in connection with the Plan or the Merger Agreements.

F.   RESERVATION OF CLAIMS AGAINST NON-DEBTOR SUBSIDIARIES AND
     ASSIGNMENT OF RIGHTS

     Nothing in the Plan shall affect the Claims of any Entity against the Non-Debtor Subsidiaries including, without limitation, the Holders of the Northbrook Senior Claims, the claims of the Indenture Trustee or the COLA Note Claims; provided, however, upon the Effective Date, the rights of the Holders of the Northbrook Senior Claims and the Indenture Trustee or the COLA Holders against the Non-Debtor Subsidiaries shall be deemed, as of the Effective Date, to have been assigned to Kaanapali Land, and Kaanapali Land shall thereupon have full power and authority to enforce such Claims against the Non-Debtor Subsidiaries as Kaanapali Land shall deem appropriate in its sole discretion. Any recoveries against the Non-Debtor Subsidiaries on account of such assigned Claims shall be retained by Kaanapali Land. The Indenture Trustee shall have no duties or obligations under the Indenture with respect to the rights so assigned to Kaanapali Land.

                              ARTICLE XI.

                       RETENTION OF JURISDICTION

     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the fullest extent permitted by law, including jurisdiction to:

     A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

     B. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

     C. Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors or Reorganized Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

     D. Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Articles VII or VIII;

     E. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

     F. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement or the Confirmation Order;

     G. Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan and all contracts, instruments, releases or other agreements or documents that are executed or created pursuant to the Plan, including without limitation, the Merger Agreements, or any Person's or Entity's obligations incurred in connection with the Plan or such documents;

     H. Permit the Debtors or the Reorganized Debtors to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement or the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

     I. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation, implementation or enforcement of the Plan or the Confirmation Order, except as otherwise provided herein;

     J. Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in
Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

     K. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

     L. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; and

     M.    Enter an order and/or final decree concluding the Chapter 11
Cases.


                             ARTICLE XII.

                       MISCELLANEOUS PROVISIONS

A.   DISSOLUTION OF COMMITTEE

     On the Effective Date, the Committee, if any, shall dissolve and shall have no further duties and its members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

B.   PAYMENT OF STATUTORY FEES

     All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid by the Debtors or the Reorganized Debtors as and when they become due.

C.   DISCHARGE OF DEBTORS

     Except as otherwise provided herein or in the Confirmation Order, (1) the rights afforded in the Plan, and the treatment of all Claims and Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Interests of any nature whatsoever, (2) on the Effective Date, all such Claims against, and Interests in, the Debtors and the Reorganized Debtors shall be satisfied, discharged, and released in full, and (3) all Persons and Entities shall be precluded from asserting against the Debtors or the Reorganized Debtors, their successors or their assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

D.   MODIFICATION OF PLAN

     Subject to the limitations contained herein and the Merger
Agreements, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may upon order of the Bankruptcy Court amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E.   REVOCATION OF PLAN

     The Debtors reserve the right to revoke and withdraw the Plan as to any or all of the Debtors at any time prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or Consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and
(c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

F.   SUCCESSORS AND ASSIGNS

     The Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

G.   RESERVATION OF RIGHTS

     Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order and the Plan shall have become effective in accordance with its terms. None of the filing of this Plan, any statement or provision contained in this Plan or the Disclosure Statement or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

H.   SECTION 1146 EXEMPTION

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any notes or equity security under the Plan, or the making or delivery of a deed or other instrument of transfer under, in furtherance of, or in connection with this Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds, bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, conveyance fee, personal property or intangible tax, real estate transfer tax, sales or use tax or other similar tax or governmental assessment, and the appropriate governmental entities are directed to accept for filing and recordation any of the foregoing instruments or documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, and in contemplation of the Plan, shall be deemed to have been in furtherance of, or in connection with, the Plan.

I.   FURTHER ASSURANCES

     The Debtors, the Reorganized Debtors, and all Holders of Claims or Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan. Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

J.   CORPORATE ACTION

     Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders, members or directors of one or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

K.   BAR DATES FOR ADMINISTRATIVE CLAIMS

     At the request of the Debtors, the Confirmation Order will establish a bar date for filing Administrative Expense Claims. Holders of asserted Administrative Expense Claims that are subject to the such bar date shall submit requests for payment on or before such bar date or forever be barred from doing so.

L.   INTERPRETATION OF PLAN PROVISIONS

     If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

M.   SERVICE OF DOCUMENTS

     Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors or the Reorganized Debtors to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

     Amfac Hawaii, LLC
     900 North Michigan Avenue
     Suite 1900
     Chicago, Illinois 60611
     Attn:  Gary Nickele

with copies to:
     Jones Day Reavis & Pogue
     77 W. Wacker Dr.
     Chicago, IL 60601
     Attn:  Brad B. Erens

     FHT Corporation
     900 North Michigan Avenue
     Suite 1900
     Chicago, IL 60601
     Attn:  Paul C. Nielsen
with copies to:
     Jones Day Reavis & Pogue
     77 W. Wacker Dr.
     Chicago, IL 60601
     Attn:  Brad B. Erens

and
     Kaanapali Land, LLC

with copies to:
     Mayer, Brown, Rowe & Maw
     190 S. LaSalle Street
     Chicago, IL 60603
     Attn:  David S. Curry

     and

     Jones Day Reavis & Pogue
     77 W. Wacker Dr.
     Chicago, IL 60601
     Attn:  Brad B. Erens

N.   SECTION 1145 EXEMPTION

     The offer, issuance, transfer or exchange of any security under the Plan, including the Kaanapali Land Shares, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security as and to the maximum extent provided in section 1145(a) of the Bankruptcy Code.

O.   PLAN DOCUMENTS

     The Plan Documents shall be filed with the Bankruptcy Court and delivered to counsel for the Northbrook Senior Creditors, counsel for the Committee, if any, and counsel for the Indenture Trustee not later than 15 days prior to the date of the hearing on Confirmation of the Plan. Upon their filing, the Plan Documents may be inspected in the office of the Clerk of the Bankruptcy Court or its designee during normal business hours.

Holders of Claims and Interests may obtain a copy of the Plan Documents upon written request to AHI, 900 North Michigan Avenue, Suite 1900, Chicago, Illinois 60611, attention AHI Plan Document Requests. The Plan Documents shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

Dated:  May 10, 2002

                                  AMFAC HAWAII, LLC, on behalf of itself
and the other AHI Debtors
                                  Debtors and Debtors In Possession

                                  By:
                                  Name:
                                  Title:

                                  FHT CORPORATION
                                  Debtor and Debtor In Possession

                                  By:
                                  Name:
                                  Title: